Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS SECOND QUARTER 2013 RESULTS

Management to host conference call at 4:30 pm EST today

CLEVELAND, August 13, 2013 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the three months ended June 30, 2013.

“We are currently evaluating MultiStem® in two Phase II clinical trials, in ulcerative colitis and ischemic stroke, and are now moving a third program into Phase II development,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “With the recently-awarded SBIR Fast Track grant, we plan to initiate early next year a Phase II trial administrating MultiStem to patients who have suffered an acute myocardial infarction (AMI), building on the promising results demonstrated in our AMI Phase I trial.”

Highlights of the second quarter of 2013 and recent events include:

•	Awarded an SBIR Fast Track grant of up to $2.8 million to support Phase II clinical trial of MultiStem program for heart attack patients;

•

Advanced with partner, Pfizer, Phase II clinical study of MultiStem administration to patients suffering from ulcerative colitis. Initial results from this double blind, placebo-controlled trial are now expected in early 2014;

•	Ended the quarter with $18.9 million in cash and cash equivalents, compared to $21.3 million for the quarter ended March 31, 2013;

•	RTI Surgical announced the first human implant of map3™ cellular allogeneic bone graft, which incorporates MAPC™ technology licensed from Athersys; and

•

Published in STEM CELLS Translational Medicine preclinical study results demonstrating that Multipotent Adult Progenitor Cells increase the long-term survival of organ transplants and appear to alleviate the need for long-term immune suppression.

“We are encouraged by the progress in developing MultiStem, our lead platform and proprietary allogeneic stem cell product, and are pleased to have increasing clarity with respect to the remaining timeline for the Phase II ulcerative colitis trial being conducted by Pfizer,” added Dr. Van Bokkelen.

“Pfizer has worked closely with Athersys to design and execute the MultiStem clinical study over the last three years,” commented Dr. Ruth McKernan, Chief Scientific Officer at Neusentis, a Pfizer Research Unit. “We believe this to be a rigorous, statistically-robust clinical trial, which will provide important insight into MultiStem’s potential for patients with ulcerative colitis. Due to some challenges with recruitment associated with the volume of clinical studies in this area, we now look forward to results in early 2014.”

“All of these activities underscore our mission to develop and establish partnerships around therapeutic product candidates that address significant unmet medical needs in multiple disease areas with an expanding portfolio of therapeutic product development programs. These programs represent both major areas of clinical need and substantial commercial opportunities,” concluded Dr. Van Bokkelen.

Second Quarter Results

For the three months ended June 30, 2013, total revenues were $0.6 million compared to $2.7 million in the same period in 2012, reflecting a decrease in contract revenues from our Pfizer collaboration due to the end of the revenue recognition period in June 2012. Grant revenue remained relatively consistent for the periods presented.

Research and development expenses were $5.1 million in the second quarter of 2013 compared to $5.0 million in the prior year period. Higher patent legal fees and personnel costs were partially offset by a decrease in clinical and preclinical development and sponsored research costs. General and administrative expenses increased to $1.6 million in the second quarter of 2013 compared to $1.2 million in the prior year period due to increases in advisory and other external service provider costs, legal and professional fees, and personnel costs.

Income of $216,000 was recognized during the quarter ended June 30, 2013 from the change in the market value of warrant liabilities, compared to expense of $96,000 during the prior year period. Net loss for the three months ended June 30, 2013 was $5.9 million compared to a net loss of $3.7 million for the three months ended June 30, 2012, with the difference largely attributable to the decrease in Pfizer contract revenues.

As of June 30, 2013, the company had cash and cash equivalents of $18.9 million, compared to $25.5 million at December 31, 2012. Over the six-month period, cash used for operations and capital investment was offset by $5.8 million in proceeds from equity sales pursuant to the company’s equity purchase agreement.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	August 13, 2013
Time	4:30 p.m. (Eastern Time)
Telephone access	800-273-1254 (U.S. and Canada)
973-638-3440 (International)
Access code	21897115
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 p.m. (Eastern Time) on August 27, 2013 by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 21897115. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, including lysosomal storage disorders, and the prevention of graft-versus-host disease. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Note)
Assets
Cash and cash equivalents	$18,897	$25,533
Other current assets	904	776
Equipment, net	1,396	1,294

Total assets	$21,197	$27,603

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,556	$4,478
Warrant liabilities and note payable	4,876	2,878
Total stockholders’ equity	11,765	20,247

Total liabilities and stockholders’ equity	$21,197	$27,603

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2012 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues
Contract revenue	$194	$2,270	$278	$4,733
Grant revenue	377	387	619	671

Total revenues	571	2,657	897	5,404
Costs and expenses
Research and development	5,107	5,027	10,683	10,596
General and administrative	1,555	1,162	3,062	2,421
Depreciation	86	80	171	155

Total costs and expenses	6,748	6,269	13,916	13,172

Loss from operations	(6,177)	(3,612)	(13,019)	(7,768)
Other income (expense), net	15	(5)	32	(760)
Income (expense) from change in fair value of warrants	216	(96)	(2,347)	479

Net loss	$(5,946)	$(3,713)	$(15,334))	$(8,049)

Basic and diluted net loss per share	$(0.11)	$(0.13)	$(0.28)	$(0.29)
Weighted average shares outstanding, basic and diluted	56,028,461	29,405,986	54,744,254	27,476,603
Other comprehensive loss:
Other comprehensive (loss) income items	—	—	—	(28)

Comprehensive loss	$(5,946)	$(3,713)	$(15,334))	$(8,077)